EXHIBIT 10.9
Term Sheet for New Employment
Agreements for Certain Executives of Maverick

Parties:	Maverick (the “Company”) and the executive set forth on Exhibit A (the “Executive”).

Employment Period:	Three years commencing at the Effective Time (as defined in the Agreement and Plan of Merger among certain entities formed by The Blackstone Group, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co. and the Company (the “Merger Agreement”)) (the “Employment Period”), subject to year-to-year evergreen extension upon expiration of the Employment Period, unless the Company or the Executive provides written notice of intent to terminate the Executive’s employment at least 90 days prior to the expiration of the Employment Period.

Position, Duties and Reporting Responsibilities:	As set forth on Exhibit A with duties commensurate with such position. Reporting to the position set forth on Exhibit A.

Base Salary:	During the Employment Period, the Executive will be paid an annual base salary in the amount paid as of the date hereof (which will not be less than the Executive’s base salary immediately prior to the Merger), subject to review at least annually and may be increased (but not decreased) by the Company Board or an authorized committee (together, the “Board”).

Annual Bonus:	Target and Maximum bonus percentage in an amount set forth on Exhibit A.

New Equity Awards:	As set forth on Exhibit B.

Employee Benefits and Perquisites:	During the Employment Period, the Executive will be eligible to participate in employee benefit plans, and to receive perquisites, provided from time to time to similarly situated executives of the Company and its subsidiaries generally.

Existing Equity Awards/Holdings and Transaction Bonus:	Rollover will be determined as provided for on Exhibit A, which sets forth the number and kind of shares and equity awards to be purchased/rolled-over (or the amount of dollars to be reinvested) at the Effective Time. Any options which remain outstanding and are rolled over will be rolled over tax-free into options to purchase common shares of the new entity on a basis that preserves the option spread (based on the Merger consideration). To accomplish this, it is intended that (to the extent possible) the strike price will be decreased and will be done so as to comply with Section 409A and not otherwise create current taxation.

ESOP shares will be converted to cash which will remain in the plan or be paid out, as applicable.

Equity-linked shares (including share credits) will be converted into cash and remain in the plan or be paid out, as applicable, in accordance with their vesting schedules (after taking into account any accelerated vesting in the UGA Employee Long Term Bonus Program).

All equity rolled over or cash invested by the Executive in connection with the merger transaction will be fully vested at time of rollover/investment and will be subject to the terms and conditions of the applicable Shareholders Agreement.

Termination of Employment:	Upon termination without Cause or resignation for Good Reason, subject to the Executive’s execution and non-revocation of a release in substantially the form currently used by the Company (which is attached as Exhibit C hereto and will be modified to include all shareholders after Closing (as defined in the Merger Agreement), and to include provisions regarding non-disparagement and cooperation with legal claims)) and compliance with the Executive’s covenants, the Executive will receive, in 24 equal monthly installments, an amount equal to the sum of (i) two years’ base salary and (ii) two times the Executive’s target bonus for the year of termination.

If the Executive’s employment is terminated without Cause or for Good Reason after the last day of the first quarter of any fiscal year, the Executive will be entitled to a pro-rata bonus, based upon the Executive’s target bonus and the number of days the Executive was employed in the applicable fiscal year, divided by 365.

The Executive will be entitled to continuation of welfare benefits for the number of years equal to the severance payment multiple.

The foregoing will be reformed to the extent necessary to comply with Section 409A of the Code.

The Executive will return all Company property effective upon termination of the Executive’s employment and will resign from all positions with the Company, its subsidiaries or affiliates.

Executive’s Covenants:	During the Executive’s employment and for the number of years equal to the severance payment multiple, two years, following a termination of the Executive’s employment for any reason (including a termination for “Cause” or a voluntary resignation without “Good Reason”), the Executive agrees not to compete with the Company, its subsidiaries or affiliates (subject to customary exceptions) and not to solicit or hire the employees or independent contractors of the Company, its subsidiaries and affiliates (including any person who was an employee or independent contractor during the six months prior to termination of the Executive’s employment).

To “compete” shall mean to engage in any activity that can be reasonably expected to result in a competitive harm to the Company, its subsidiaries or affiliates.

While employed and thereafter, the Executive will not disclose or otherwise use any confidential information or trade secrets of the Company, its subsidiaries and affiliates.

Definition of Cause:	“Cause” means any of the following (i) Executive commits an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its affiliates or subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or the Executive’s ability to perform the duties required under the Employment Agreement; (ii) Executive commits a material breach of any of the covenants in the Employment Agreement or the Shareholder’s Agreement, which breach has not been remedied within 30 days of the delivery to Executive by the Board of Directors of written notice of the facts constituting the breach, and which breach if not cured would have a material adverse effect on the Company; or (iii) Executive habitually and willfully neglects his obligations under the Employment Agreement or the Executive’s duties as an employee of the Company.

Definition of Good Reason:	A termination will be for “Good Reason” if Executive terminates employment within 90 days following the occurrence, without Executive’s written consent, of any of the following events: (i) the reduction of the Executive’s position from that of a senior executive level position with the Company; (ii) a decrease in Executive’s base salary or target bonus, other than in the case of a decrease for a majority of similarly situated executives; (iii) a reduction in Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to Executive unless such reduction applies to a majority of senior level executives; or (iv) the announcement of the relocation of the Executive’s primary place of employment to a location 50 or more miles from the current headquarters).

280G Gross Up	The Executive will be entitled to a full 280G gross up on all payments and benefits (whether or not payable or due under the Employment Agreement) other than with respect to excise tax relating to the transactions contemplated by the Merger Agreement; provided that the Company shall be entitled to reduce payments to the Executive by not more than 10% if doing so would allow for the avoidance of the imposition of excise taxes.

Prior Agreement (if any):	Supersedes existing agreement effective upon Effective Time.

Governing Law:	Delaware

The foregoing represents a legally binding commitment of the parties hereto. The parties agree to negotiate in good faith final documentation to reflect the above as soon as reasonably practicable after the date hereof; provided, however, that if an employment agreement is not entered into between the parties this term sheet shall continue in full force and effect; and provided further that if the Merger Agreement is terminated this term sheet shall be void ab initio and shall have no further force or effect.
Prior to the Effective Time, the Company and the Executive will not amend or modify this Term Sheet, or enter into an employment agreement which amends or modifies the terms and conditions of this Term Sheet, or waive any rights of any party hereunder, without the prior consent of SibCo I (as defined in the Merger Agreement). SibCo I is intended to be, and shall be, a third-party beneficiary of this provision, with full rights of enforcement.
Dated September 14, 2005

UICI
By:	/s/ William J. Gedwed
	Name:	William J. Gedwed, President and CEO

By:	/s/ Troy A. McQuagge
	Name:	Troy A. McQuagge

Exhibit A
Certain Terms and Conditions of Employment

Name:	Troy A. McQuagge

Position:	President, Agency Marketing Group

Reporting Duties, Responsibilities and Authority:	Reports to Bill Gedwed, UICI UICI Chairman, President and CEO

Annual Base Salary:	$400,000

Target Bonus:	100% of Annual Base Salary

Maximum Bonus:	200% of Annual Base Salary

Rollover/Investment:	33,578 options

Exhibit B
Management Option Plan/Grant Term Sheet

General:	The Company to establish option plan effective as of the Effective Time of the merger pursuant to which % of the Company’s total common shares will be reserved for issuance as awards and 70% of awards reserved for issuance will be granted to Company executives as of the Effective Time (“Initial Grant”).

Number of Shares Subject to Initial Grant:	[TBD].

Per Share Exercise Price of Initial Grant:	$___.

Option Term of Initial Grant:	10 years

Vesting Schedule of Initial Grant:	Subject to executive’s continued employment with the Company through each applicable vesting date:

Time-Based Tranche: One-third of options in Initial Grant will vest 20% on each anniversary of the Effective Time beginning with the first anniversary of such grant, based on continued employment. The exercise price of these options will be the deal price.

Performance-Based Tranche: One-third of options in Initial Grant will vest 25% on each of the first and second anniversaries of the Effective Time, 17% on the third and fourth anniversaries of the Effective Time and 16% on the fifth anniversary of the Effective Time based upon continued employment and achievement of performance targets (EBIT, net income, revenue growth, etc.) set by the Compensation Committee (in some cases individually) after consultation in good faith with the CEO for such year. Failure to achieve goal in any year will result in forfeiture of options subject to the Initial Grant that would have vested in such year. The exercise price of these options will be the deal price.

Tranche C: One-third of options in Initial Grant will vest 25% on each of the first and second anniversaries of the Effective Time, 17% on the third and fourth anniversaries of the Effective Time and 16% on the fifth anniversary of the Effective Time based upon continued employment. The initial exercise price of these options will be the deal price and will accrete at the rate of 10% per year from the Effective Time.

Termination of Employment:	Except as provided below, if the Executive’s employment terminates for any reason, the option, to the extent not then vested, will be immediately forfeited and all vested options will remain exercisable for the shorter of (1) 90 days following the date of termination and (2) the remainder of their original scheduled term.

If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (in each case, as defined in the Employment Agreement)

or by reason of the Executive’s death or Disability (as defined in the Employment Agreement), to the extent not previously cancelled or expired, the next tranche of the Executive’s unvested Time-Based, Performance-Based (provided that it is not apparent, in the reasonable judgment of the Company, that the Company will miss the applicable performance targets) and Tranche C options will vest and all vested options will remain exercisable for the shorter of (1) one year following the date of termination and (2) the remainder of their original scheduled term.

If the Executive’s employment is terminated by the Company for Cause, all options, whether or not vested, will be immediately forfeited.

Upon a termination of employment for any reason prior to an Initial Public Offering, the Company will have the right to purchase (a “Call Right”) any shares received pursuant to the exercise of the option at Fair Market Value (except in the event of a termination for Cause, in which case the Call Right will be at the lower of the exercise price or Fair Market Value). The Call Right may be exercised at any time following the later of six months following (1) the Executive’s receipt of shares pursuant to the exercise of the option and (2) the Executive’s termination of employment.

“Fair Market Value” shall be determined from time to time (but no less frequently than quarterly) by the Board in good faith. In determining Fair Market Value, the Board will consider (among other factors it deems appropriate) the valuation prepared by Blackstone in the ordinary course of business for reporting to its advisory board and investors, which Blackstone will provide to the Board.

Notwithstanding the foregoing, in the event that within 6 months of a termination of employment (except in the case of a termination for Cause) an Initial Public Offering or Change of Control occurs, for purposes of the Call Right, Fair Market Value shall equal the consideration paid per share pursuant to such transaction.

Please note that other shares (other than existing management shares rolled over) will be subject to a similar call right upon termination (including any applicable delay so that such shares shall have been held by the Executive for at least six months), at Fair Market Value or, in the case of a termination for “Cause” at the lower of cost or Fair Market Value.

Change of Control:	Upon a Change of Control all options will vest in full.

A “Change of Control” will mean: (i) The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), other than The Blackstone Group, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co. and their respective affiliates (the “Permitted Holders”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then-outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) below; or

(ii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (B) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination.

Notwithstanding paragraphs (i) and (ii) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company or in an entity that maintains a direct or indirect Controlling Interest in the Company. A “Controlling Interest” in an entity will mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity.

Adjustment:	In the event of any change in the outstanding shares after the Effective Time, the Board may make such substitution or adjustment (including cash payments) as it determines in good faith to be equitable.

Withholding:	The Company may withhold from any payment due to or transfer made under any compensation or other amount owing to the executive the amount of any applicable withholding taxes in respect of the option, including by having shares received upon exercise of the option withheld by the Company with a fair market value equal to the amount of the tax liability.

Other:	Shares acquired on exercise will be subject to generally applicable Shareholders Agreement only until there is a Change of Control or Initial Public Offering pursuant to which the Company shares become publicly traded. The Company has the option of requiring management to waive their registration rights with regard to such shares upon an Initial Public Offering, in which case the Company will implement an IPO Bonus Plan in cash, stock or additional options to compensate for management’s loss of liquidity.

Exhibit C
Form of UICI Employee Release
     1. In consideration of the payments and promises contained in this Agreement, and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with UICI or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the UICI Affiliates (as defined below) up to the date of execution of this Agreement, you hereby:
     1.1. Knowingly and voluntarily agree to irrevocably and unconditionally waive and release UICI and any other entity controlled by, controlling or under common control with the UICI, and their predecessors and successors and directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “UICI Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any UICI Affiliate. This release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with UICI or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, [state-specific employee-employer laws] and any claim under any other statutes of the State of ___, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Agreement; and
     1.2. Agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the UICI Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing subparagraph 1.1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder shall be deemed to affect, impair or diminish in any respect (i) any vested rights as of the Termination Date or entitlement you may have under the UICI Employee Savings and Stock Ownership Plan; (ii) any other vested rights as of the Termination Date you may have under any employee plan or program in which you have participated in your capacity as an employee of the Company or any other UICI Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits un-

der workers’ compensation insurance, if applicable; (iv) your rights under this Agreement; including but not limited to your right to bring a claim for breach of this Agreement; (v) [any rights you may have under that certain Indemnification Agreement, dated as of     ,      between you and UICI (which Indemnification Agreement UICI, by its signature hereto, confirms shall remain in full force and effect in accordance with the terms thereof)]; (vi) any rights to indemnification that you have or may have under the terms of the UICI Amended and Restated Bylaws; or (vii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Agreement, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.